Filed Pursuant to Rule 424(b)(2)

Registration No 333-267182

Pricing Supplement

Dated September 13, 2022

(To Prospectus dated August 31, 2022, and

Prospectus Supplement dated August 31, 2022)

HSBC Bank plc
Zero Coupon

Callable Accreting Notes

▶	$50,000,000 Zero Coupon Callable Accreting Notes due September 27, 2042 (each a "Note" and together the "Notes")

▶	Callable on specified dates on or after September 27, 2025 at our option

▶	No payments prior to maturity or early call

▶	Annual yield of 5.05% over the public offering price, measured at optional redemption or maturity

▶	Application will be made to list the Notes on the NYSE, under the symbol “HBEU/42A”

▶	All payments on the Notes are subject to the credit risk of HSBC Bank plc

▶	Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to the risk of exercise of any U.K. Bail-in Power (as described on page PS-6 of this document) by a relevant U.K. resolution authority. If HSBC Bank plc were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by a relevant U.K. resolution authority, you might not receive all or part of any amounts owed to you under the Notes. See "Consent to U.K. Bail-in Power" and "Risk Factors" in this document and "Risk Factors" in the accompanying prospectus supplement for more information.

▶	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between HSBC Bank plc and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by any relevant U.K. resolution authority. See "Consent to U.K. Bail-in Power" on page PS-6 of this document.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-8 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-7 of this document and page S-1 of the accompanying prospectus supplement.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000	$0	$1,000
Total	$50,000,000	$0	$50,000,000

1 Neither HSBC Bank plc nor any of its affiliates will pay an underwriting discount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-8 of this pricing supplement.

The Notes:

Are Not FDIC Insured	Are Not Covered by the UK Financial Services Compensation Scheme	May Lose Value

HSBC Bank plc

Zero Coupon Callable Accreting Notes due September 27, 2042

This pricing supplement relates to a single offering of Zero Coupon Callable Accreting Notes. The offering will have the terms described in this pricing supplement and the accompanying prospectus supplement and prospectus. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

This pricing supplement relates to a single offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC Bank plc with a redemption price that will increase over the term of the Notes. The following key terms relate to the offering of Notes:

Issuer:	HSBC Bank plc
Principal Amount:	$50,000,000
Minimum Denomination:	$1,000
Minimum Purchase:	250 Notes ($250,000)
Pricing Date:	September 13, 2022
Original Issue Date:	September 27, 2022 (T+10) See “Supplemental Plan of Distribution (Conflicts of Interest)”
Maturity Date:	September 27, 2042, or if such day is not a Business Day, the next succeeding Business Day.
Payment at Maturity:	If the Notes have not been called by us, as described below, on the Maturity Date, we will pay you $2,678.68 per $1,000 Principal Amount of the Notes.
Optional Redemption Dates:	The Notes are callable in whole but not in part on each Optional Redemption Date, upon at least five Business Days’ prior written notice, at the Redemption Price set forth below:
Optional Redemption Date	Redemption Price (per $1,000 in Principal Amount)
September 27, 2025	$1,159.28
September 27, 2026	$1,217.82
September 27, 2027	$1,279.32
September 27, 2028	$1,343.93
September 27, 2029	$1,411.80
September 27, 2030	$1,483.09
September 27, 2031	$1,557.99
September 27, 2032	$1,636.67
September 27, 2033	$1,719.32
September 27, 2034	$1,806.15
September 27, 2035	$1,897.36
September 27, 2036	$1,993.17
September 27, 2037	$2,093.83
September 27, 2038	$2,199.57
September 27, 2039	$2,310.64
September 27, 2040	$2,427.33
September 27, 2041	$2,549.91
Interest Payments:	None
Annual Yield:	5.05% per year compounded annually, calculated from the Original Issue Date to the Maturity Date or Optional Redemption Date. If the applicable Optional Redemption Date or the Maturity Date is not a Business Day, payment of the Redemption Price shall be made on the next succeeding Business Day and no additional payment will be made as a result of the postponement.

Business Day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in London.
CUSIP/ISIN:	40442B2A4 / US40442B2A43
Form of Notes:	Book-Entry, through Euroclear or Clearstream Luxembourg as participants in The Depository Trust Company.
Listing:	Application will be made to list the Notes on the NYSE under the symbol “HBEU/42A”.

GENERAL

This pricing supplement relates to the offering of Notes identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security of HSBC Bank plc with a redemption price that will increase over the term of the Notes.

You should read this document together with the prospectus dated August 31, 2022 and the prospectus supplement dated August 31, 2022. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement and prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-7 of this pricing supplement and page S-1 of the prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC Bank plc.

HSBC has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

🞂	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/1140465/000110465922096478/tm2223547d4_424b2.htm

🞂	The prospectus at: https://www.sec.gov/Archives/edgar/data/1140465/000110465922096461/tm2223384-4_424b3.htm

INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You are a retail investor outside the EEA or UK, or an institutional buyer (for restrictions on offers or sales to retail investors in the EEA and the UK, please see page PS-9 below).

▶	You are willing to make an investment that may be called on the call Optional Redemption Dates set forth above. If we call your Notes, you will receive the applicable Redemption Price of the Notes, and will not receive any further payments.

▶	You are willing to invest in the Notes based on the 5.05% rate of return.

▶	You are willing to invest in securities that do not pay interest prior to maturity or early redemption.

▶	You are willing to accept that there is no assurance that the Notes will be listed on the NYSE and that any listing will not ensure that a trading market will develop for the Notes or that there will be liquidity in the trading market.

▶	You are willing to hold the Notes to maturity, a 20-year term, if we do not call them.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

▶	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be suitable for you if:

▶	You are a retail investor in the EEA or the UK as described under “Prohibition of sales to UK retail investors” and “Prohibition of sales to EEA retail investors” on page PS-9 below.

▶	You are unwilling to invest in the Notes based on the 5.05% rate of return.

▶	You are unwilling to make an investment in Notes that we can call on the Optional Redemption Dates set forth above, thereby potentially limiting your return on the Notes.

▶	You seek an investment that will pay interest prior to maturity or early redemption.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

▶	You are unable or unwilling to hold the Notes to maturity, a 20-year term, if we do not call them.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

▶	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by a relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended (the “Banking Act”), the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which a relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (as amended, the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA).

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of HSBC Bank plc or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by a relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders and beneficial owners of the Notes are subject to, and will be varied, if necessary, to give effect to, the exercise of any U.K. Bail-in Power by a relevant U.K. resolution authority.

For more information, please see “Risk Factors — You may lose some or all of your investment if any U.K. Bail-in Power is exercised by a relevant U.K. Resolution Authority” in this document, and “Description of Debt Securities — Agreement with Respect to the Exercise of UK Bail-in Power” in the accompanying prospectus and “Risk Factors — Risks Relating to all Note Issuances — Under the terms of your notes, you will agree to be bound by the exercise of any UK bail-in power by the relevant UK resolution authority,” “— The notes are the subject of the UK bail-in power, which may result in your notes being written down to zero or converted into other securities, including unlisted equity securities,” “—Your rights may be limited in respect of the exercise of the UK bail-in power by the relevant UK resolution authority,” “— Other powers contemplated by the Banking Act may affect your rights under, and the value of your investment in, the notes” and “— The circumstances under which the relevant UK resolution authority would exercise its UK bail-in power or other resolution tools under the Banking Act or future legislative or regulatory proposals are uncertain, which may affect the value of your notes” in the accompanying prospectus supplement.

The preceding discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Risk Factors

In addition to the following risks, we urge you to read the section “Risk Factors” on page S-1 in the accompanying prospectus supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

You Will Not Receive Interest Payments on the Notes, Even Though You Will Be Required to Include Original Issue Discount in Income.

You will not receive any payments on the Notes until maturity, unless we elect to redeem the Notes on an Optional Redemption Date. However, a U.S. holder (as defined in the accompanying prospectus supplement) must generally include original issue discount in income before the holder receives cash attributable to that income, as described below under “U.S. Federal Income Tax Considerations” and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

The Notes Are Subject to Early Redemption at Our Option.

We have the option to call the Notes on any Optional Redemption Date. It is more likely that we will redeem the Notes prior to the maturity date when the yield on the Notes is greater than the interest payable on our debt securities of comparable maturity. If the Notes are called prior to the maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

General Risk Factors

The Notes Are Subject to the Credit Risk of HSBC Bank plc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. The payment on the Notes depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States, the United Kingdom or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States, the United Kingdom or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity.

The original issue price of the Notes includes the agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

A Trading Market for the Notes May Not Develop.

Although we intend to list the Notes on the NYSE, a trading market for the Notes may not develop. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market. We are not required to maintain any listing of the Notes on the NYSE or any other exchange. Whether or not the Notes are listed, the secondary market may not provide enough liquidity to allow you to trade or sell the Notes easily, and the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Therefore, the liquidity of the Notes may be limited.

Potential Conflicts of Interest May Exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by a Relevant U.K. Resolution Authority.

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by a relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, a U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, a relevant U.K. resolution authority may exercise a U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by a relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of a U.K. Bail-in Power by a relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this document, “Description of Debt Securities — Agreement with Respect to the Exercise of UK Bail-in Power” in the accompanying prospectus and “Risk Factors — Risks Relating to all Note Issuances — Under the terms of your notes, you will agree to be bound by the exercise of any UK bail-in power by the relevant UK resolution authority,” “— The notes are the subject of the UK bail-in power, which may result in your notes being written down to zero or converted into other securities, including unlisted equity securities,” “—Your rights may be limited in respect of the exercise of the UK bail-in power by the relevant UK resolution authority,” “— Other powers contemplated by the Banking Act may affect your rights under, and the value of your investment in, the notes” and “— The circumstances under which the relevant UK resolution authority would exercise its UK bail-in power or other resolution tools under the Banking Act or future legislative or regulatory proposals are uncertain, which may affect the value of your notes” in the accompanying prospectus supplement.

Tax Treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus and which, for the avoidance of doubt, excludes the exercise of the UK Bail-in Power, as defined in the senior indenture) with respect to the Notes, the amount payable on the date of redemption will equal the public offering price per $1,000 in principal amount of the Notes plus accrued interest from the Issue Date at the rate of 5.05% per annum, calculated on the basis of a 360-day year consisting of twelve 30-day months.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. will offer the Notes at the price to public set forth on the cover page of this pricing supplement. Neither HSBC Bank plc nor any of its affiliates will pay an underwriting discount.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-89 in the prospectus supplement.

Delivery of the Notes will be made against payment for the Notes on the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

Selling Restrictions

Prohibition of sales to UK retail investors. The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 , where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No. 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Prohibition of sales to EEA retail investors. The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling such Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Taiwan. The Notes shall not be distributed, offered or sold in Taiwan but may be made available to Taiwan investors outside Taiwan for purchase by such investors either directly or through such financial institutions as may be authorised under the laws of Taiwan and only pursuant to the relevant laws, regulations and self-regulatory guidelines as may be applicable to them.

The preceding discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider the matters set forth under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  We and each holder of Notes (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) agree to treat the Notes for U.S. federal income tax purposes as indebtedness issued by us.  The Notes will be issued with original issue discount (“OID”).  A U.S. holder (as defined in the accompanying prospectus supplement) must include OID in income as ordinary interest as it accrues, generally in advance of receipt of cash attributable to such income. U.S. holders should review the discussion set forth under “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as Indebtedness — Taxation of Original Issue Discount” in the accompanying prospectus supplement.  In general, gain or loss realized on the sale, exchange or other disposition of the Notes will be capital gain or loss. A non-U.S. holder (as defined in the accompanying prospectus supplement) should review the discussion set forth under “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement. Prospective investors should consult their tax advisors as to the federal, state, local and other tax consequences to them of the purchase, ownership and disposition of the Notes.

VALIDITY OF THE NOTES

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the senior indenture referred to in the prospectus supplement dated August 31, 2022, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the senior indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York and the federal laws of the United States of America. Insofar as this opinion involves matters governed by English law, Mayer Brown LLP has relied, with the Issuer’s permission, on the opinion of Mayer Brown International LLP, dated as of August 31, 2022, filed as an exhibit to the Registration Statement by the Issuer on August 31, 2022, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Mayer Brown International LLP. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated August 31, 2022, which has been filed as Exhibit 5.3 to the Issuer’s Registration Statement on Form F-3 dated August 31, 2022.

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC Bank plc

$50,000,000 Zero Coupon

Callable Accreting Notes due
September 27, 2042

September 13, 2022

PRICING SUPPLEMENT

Pricing Supplement

General	PS-4
Investor Suitability	PS-5
Risk Factors	PS-7
Events of Default and Acceleration	PS-8
Supplemental Plan of Distribution (Conflicts of Interest)	PS-8
U.S. Federal Income Tax Considerations	PS-9
Validity of the Notes	PS-10

Prospectus Supplement

Risk Factors	S-1
Pricing Supplement	S-16
Description of Notes	S-18
Use of Proceeds and Hedging	S-61

Certain Considerations Related to ERISA and Other U.S. Benefit Plans	S-62
U.S. Federal Income Tax Considerations	S-64
Supplemental Plan of Distribution (Conflicts of Interest)	S-89

Prospectus

About this Prospectus	3
Certain Definitions and Presentation of Financial Information	3
Limitation on Enforcement of U.S. Laws Against the Company, its Management and Others	5
Cautionary Statement Regarding Forward-Looking Statements	5
Where You Can Find More Information About the Company	5
HSBC Bank Plc	7
Risk Factors	8
Use of Proceeds	9
Consolidated Capitalization and Indebtedness of the Company	10
Description of Debt Securities	11
Book-Entry Procedures	22
Taxation	27
Plan of Distribution (Conflicts of Interest)	35
Legal Opinions	39
Experts	40